Exhibit (a)(1)(H)

UNANIMOUS WRITTEN CONSENT OF

THE BOARD OF DIRECTORS OF

MEDUSA MERGER CORPORATION

November 23, 2019

The undersigned, being all of the directors of the board of directors (the “Board”) of Medusa Merger Corporation, a Delaware corporation (the “Corporation”), acting by written consent without a meeting pursuant to Section 2.7 of the By-laws of the Corporation and Section 141(f) of the Delaware General Corporation Law, do hereby consent to the adoption of the following resolutions and direct that this consent be filed with the minutes of the proceedings of the Board:

WHEREAS, prior to the date of this consent, the Board was presented with the proposed Agreement and Plan of Merger by and among Novartis AG, the Corporation’s ultimate parent (“Parent”), the Corporation and The Medicines Company, a Delaware corporation (“Target”) attached hereto as Exhibit A (the “Merger Agreement”);

WHEREAS, pursuant to the terms of the Merger Agreement, Parent and the Corporation will commence a tender offer (the “Tender Offer”) for all of the outstanding shares of Target’s common stock, par value $0.001 per share (the “Target Shares”) at a price of $85.00 per share in cash without interest (such amount, the “Offer Price”);

WHEREAS, following the acquisition of the Target Shares pursuant to the Tender Offer and upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), the Corporation will be merged with and into Target with Target continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent (the “Merger”), and each Target Share that is not (a) validly tendered and irrevocably accepted for purchase pursuant to the Tender Offer, (b) a Dissenting Share (as such term is defined in the Merger Agreement) or (c) to be canceled pursuant to Section 2.05(b), Section 2.05(c) and Section 2.05(d) of the Merger Agreement will thereupon be converted into the right to receive cash in an amount equal to the Offer Price (without any interest thereon), on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, the Board has reviewed the Merger Agreement; and

WHEREAS, after due consideration and discussion, the Board has determined that it is advisable and in the best interests of the Corporation and its sole stockholder that the Corporation enter into the Merger Agreement and approve the Merger Agreement, the Tender Offer and the Merger.

NOW THEREFORE LET IT BE:

1.                                      Proposed Acquisition, Tender Offer and Merger

Merger and Merger Documents

RESOLVED, that the Board hereby approves the making of the Tender Offer;

RESOLVED, that the Board hereby determines that the Merger is in the best interests of, the Corporation and its sole stockholder and approves and declares advisable the Merger Agreement and the Merger;

RESOLVED, that the Board hereby authorizes and approves the Merger Agreement, the Tender Offer and the Merger and the other transactions contemplated by the Merger Agreement;

RESOLVED, that the Merger Agreement be submitted for consideration by the Corporation’s sole stockholder, and that the Merger Agreement and the Merger and all other transactions contemplated by the Merger Agreement (including any agreement or other certificates or documents contemplated thereby) and the performance by the Corporation of its obligations thereunder, be, and hereby are, recommended to the sole stockholder of the Corporation, for its approval and adoption; and

RESOLVED, that any of the officers of the Corporation or the following individuals (each such person, an “Authorized Signatory”), be, and each of them hereby is, authorized, empowered and directed to execute and deliver the Merger Agreement (substantially in the form attached hereto) and all other documents contemplated thereby, in the name and on behalf of the Corporation with such additions, deletions or changes therein (including, without limitation, any additions, deletions or changes to any schedules or exhibits thereto) as the Authorized Signatory or Authorized Signatories executing the same shall approve (the execution and delivery thereof by any such Authorized Signatories to be conclusive evidence of their approval of any such additions, deletions or changes):

(a)         Nigel Sheail

(b)         Jonathan Emery

(c)          Milan Thakker

(d)         Peter Louwagie

(e)          Dario Drago

(f)           Hiram Andrews

(g)          Ryan Foley

(h)         Frank Smith

(i)             Dillon Kim

(j)            David Hellmuth

(k)         Michael Stewart

(l)             Uwe Boesl

(m)     Stephen Petty

provided, however, that any such individual that is not an officer of the Corporation shall cease to be an Authorized Signatory of the Corporation for purposes of these resolutions on the earlier of (i) the date that such individual ceases to be employed by the Corporation or one of the Corporation’s affiliates and (ii) December 31, 2020.

Tender Offer Documents and Regulatory Filings

RESOLVED, that the Board hereby authorizes and empowers each Authorized Signatory to prepare or cause to be prepared, and file or cause to be filed, all applications for approval required as a condition and to take any action or actions that are necessary, appropriate or desirable in connection with the Tender Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender Offer Documents, upon the advice and with the assistance of counsel, including:  (1) filing any materials that may be required to be filed with the Securities and Exchange Commission (the “SEC”), including a Tender Offer Statement on Schedule TO with respect to the Tender Offer, which will contain the Offer to Purchase setting forth the terms of the Tender Offer, the related letter of transmittal and all other ancillary documents (including all exhibits, appendices, schedules, amendments and supplements thereto) (collectively, the “Offer Documents”); (2) filing all necessary or advisable filings with or notifications to, or otherwise obtaining all necessary or advisable consents, approvals, authorizations or permits of, governmental entities, including without limitation under (i) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (ii) foreign competition laws; (iii) federal and state securities laws; (iv) any applicable non-U.S. securities laws; (v) the rules and regulations of the Financial Industry Regulatory Authority, the New York Stock Exchange, the Nasdaq Stock Market and other applicable stock markets and self-regulatory organizations; and (vi) any other applicable U.S. and non-U.S. laws and regulations; and (3) negotiating and entering into agreements with any banks, brokers, dealer-managers, depositories, financial printers, paying agents, exchange agents transfer agents, information agents, public relations agencies and/or other business entities and service providers as such Authorized Signatory shall deem necessary, desirable or appropriate in order to effectuate any of the resolutions set forth herein, and to take any and all action with respect to any of the foregoing that any such Authorized Signatory shall deem necessary or advisable (the taking of any action by any such Authorized Signatory to be conclusive that he or she deems such action necessary or advisable).

2.                                      General

RESOLVED, that each Authorized Signatory is hereby authorized and empowered to take all such further action and to execute and deliver all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary or Assistant Secretary; to pay or cause to be paid all expenses and fees; to take all such other actions as he or she shall deem necessary, desirable, advisable or appropriate in connection with, or to consummate, effectuate, carry out or further the transactions contemplated by, the Merger Agreement, the Tender Offer Documents and the other matters referred to in the foregoing resolutions;

RESOLVED, that each Authorized Signatory be, and each of them hereby is, authorized, empowered and directed, on behalf of the Corporation, to cause the Corporation to perform all of its obligations under the Merger Agreement;

RESOLVED, that in connection with the transactions contemplated in the preceding resolutions, the Secretary or the Assistant Secretary of the Corporation be, and hereby are, authorized in the name and on behalf of the Corporation, to certify any more formal or detailed resolutions as such officer may deem necessary, desirable, advisable or appropriate in connection with, or to consummate, effectuate, carry out or further the transactions contemplated by, the Merger Agreement and the Tender Offer Documents, including the Tender Offer, the Merger and the other transactions referred to therein or contemplated thereby, and referred to in the foregoing resolutions; and that thereupon, such resolutions shall be deemed adopted as and for the resolutions of the Board as if set forth at length herein;

RESOLVED, that the omission from these resolutions of any agreement or other arrangement contemplated by any of the agreements or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the agreements or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the Authorized Signatories to take all actions necessary, desirable, advisable or appropriate in connection with, or to consummate, effectuate, carry out or further the transactions contemplated by, the Merger Documents, the Tender Offer Documents and the other matters referred to in the foregoing resolutions; and

RESOLVED, that each officer of the Corporation may, by express authorization, authorize any other officer, employee or agent of, or counsel to, the Corporation to take any and all actions and to execute and deliver any and all certificates, documents and instruments referred to in these resolutions in place of or on behalf of such officer, with full power as if such officer were taking such action himself or herself.

3.                                      Miscellaneous

RESOLVED, that the actions, transactions, agreements or certificates previously signed on behalf of the Corporation by an officer of the Corporation in connection with or in furtherance of the foregoing resolutions, be, and they hereby are approved, ratified and confirmed as the true acts and deeds of the Corporation with the same force and effect as if each such action, transaction, agreement or certificate had been specifically authorized in advance by resolution of the Board and that an Authorized Signatory did execute the same;

RESOLVED, that this consent may be executed in counterparts, all of which when taken together shall be deemed to be the unanimous written consent of the Board; and

RESOLVED, that this consent may be executed by facsimile or .pdf transmission, which shall be deemed an original for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the directors of the Corporation, have executed this consent as of the date set forth above.

/s/ Victor Bulto
Name:	Victor Bulto
Title:	Director

/s/ Christian Klee
Name:	Christian Klee
Title:	Director